Exhibit 10.17

Second Amendment to the

Consulting Agreement

This Second Amendment (the “Second Amendment”) to the Consulting Agreement made by and between Merge Healthcare Incorporated, a Delaware corporation ("Merge Healthcare" or “Merge”), and Merrick RIS LLC ("Merrick RIS") which was effective on January 1, 2009 (the “Agreement”) is hereby amended effective as of January 3, 2012 (the “Amendment Effective Date”).  Individually, each party shall be referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, Merrick RIS has a significant investment in Merge Healthcare and is interested in providing certain management consulting, advice and technical services to Merge Healthcare in regards to Merge Healthcare’s business;

WHEREAS, the Consulting Agreement, as amendment by the First Amendment expired on December 31, 2011; and,

WHEREAS, Merge Healthcare desires to continue to procure certain management consulting, expertise and technical services from Merrick RIS pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual benefits and promises contained herein, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows.

The following sections of the Agreement are hereby deleted and replaced as follows.

1.	Section 3.a. of the Agreement is deleted in its entirety and replaced as follows.

a.         Term.  The term of the Agreement shall be twenty-four (24) months from the Second Amendment Effective Date and shall terminate, unless otherwise terminated as provided herein, at the close of business on December 31, 2013.

2.	Section 3.b.of the Agreement is hereby deleted in its entirety.

3.	Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following language.

4.	Fees.

a.          Fees.  Merge Healthcare shall pay Merrick RIS a retainer fee (“Retainer Fee”) in the amount of USD $150,000 for each ninety (90) day period of services and a flat rate fee (“Success Fee”) of USD $250,000 for each transaction through which Merge Healthcare acquires the stock or a material portion of the assets of a third party and such transaction results in a definitive agreement executed by both parties during the term of this Agreement.  Such Retainer Fee is due and payable in advance on January 1st, April 1st, July 1st, and October 1st of each year.  Payment for Success Fees shall be due from Merge Healthcare to Merrick RIS within five (5) business days of the closing of that transaction.

b.           Transaction fee. In the event that Merrick RIS is successful in assisting Merge with a Transaction, Merrick RIS shall receive a payment of:
•
one percent (1%) of the total Consideration of the Transaction which results in the execution of a definitive agreement during the term of this Agreement with an enterprise value of less than $1 billion; or,

•
two percent (2%) of the total Consideration of the Transaction which results in the execution of a definitive agreement during the term of this Agreement with an enterprise value equal to or exceeding $1 billion.

As used herein, “Transaction” shall mean, whether directly or indirectly or in one or a series of transactions and regardless of the form or structure thereof, (i) any merger, reorganization, business combination, tender offer, stock purchase or other transaction pursuant to which Merge or all or a majority of its business, assets or voting securities is acquired by, or combined with, another entity in which the stockholders of Merge immediately prior to such transaction own less than 50% of the voting power of the surviving or successor entity immediately after such transaction or (ii) any other transaction or series of transactions, or other events, which have the effect of transferring ownership or control of Merge or all or a majority of its assets to another entity.

As used herein, “Consideration” shall mean the sum, without duplication, of (i) any cash, and the fair market value of any securities or other property, paid or payable to, or inuring to the benefit of, Merge or any of its securityholders or affiliates in connection with the relevant Transaction (ii) the current aggregate amount of all indebtedness and other liabilities of Merge or any of its securityholders or affiliates (including any guarantees of indebtedness of others) directly or indirectly assumed, refinanced, retired or extinguished (and all payments made and expenses incurred in connection therewith, including, without limitation, prepayment premiums and defeasance costs) in connection with the Transaction (or, in the case of the sale, exchange or purchase of equity securities, outstanding at the closing of the Transaction), (iii) the amount of cash or the fair market value of any property invested at the closing of the relevant Transaction, or committed to be invested in the future, in Merge, a subsidiary of Merge, or any successor to any of its businesses, (iv) any contingent amounts referred to in clauses (i) through (iiii) above at the time the same are paid, assumed or invested, and (v) if any Transaction is structured so as to provide for a transfer of only part of the stock or assets of Merge to a third party and the retention by Merge or its securityholders of stock or assets of Merge, the value of the retained stock and assets as implied by the Transaction shall be deemed to be part of the Consideration.

In any such event, payment shall be in cash and due by Merge Healthcare to Merrick RIS within five (5) business days of the Transaction closing.

c.
Expenses.  Merge Healthcare agrees to reimburse Merrick RIS for the actual and reasonable business expenses incurred by Merrick RIS in connection with the performance of services on behalf of Merge Healthcare as required hereunder.  Such expenses shall be invoiced to Merge Healthcare on a quarterly basis and shall be payable no later than the 15th day after receipt of such invoice.    Merrick RIS acknowledges and agrees that the reimbursement of any third party legal, financial or other professional fees and any material expenses incurred shall be subject to prior authorization of an appropriate officer of Merge Healthcare.  Merge Healthcare acknowledges and agrees that it has an obligation to ensure that its resources will be available to provide assistance to Merrick RIS with respect to the services provided hereunder.

Except as otherwise expressly set forth in this Second Amendment, all terms and conditions of the Agreement  shall remain unchanged, continue in full force and effect and are expressly restated herein.  All capitalized terms that are used but not defined in this Amendment shall have the same meaning as that which is set forth in the Agreement. To the extent any provision of this Amendment conflicts with any provision of the Agreement, this Amendment shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date and year first above written.

MERGE HEALTHCARE INCORPORATED	MERRICK RIS LLC

By:	/s/ Justin Dearborn	By:	/s/ Jeffrey Bennett

Its:	President and CFO	Its:	Managing Director

Date:	February 27, 2012	Date:	February 27, 2012